Exhibit 5

OPINION RE: LEGALITY

January _24, 2005

Investors Real Estate Trust
Minot, North Dakota

INVESTORS REAL ESTATE TRUST—FORM S-3 DATED JANUARY 24, 2005

     We have acted as special counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (“IRET”), in connection with the registration of 341,354 common shares of beneficial interest, no par value, of IRET (the “Shares”), to be issued as described in the Registration Statement on Form S-3 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”). In connection with the filing of the Registration Statement by IRET, we advise you that we have examined and are familiar with the documents, trust records and other instruments relating to the organization of IRET, and the authorization and issuance of the Shares, including without limitation the Registration Statement and the Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust, dated September 23, 2003 (the “Declaration of Trust”).

     In our examination of the foregoing documents, trust records and other instruments (the “Documents”), we have assumed that:

i.	All Documents reviewed by us are original Documents, or true and accurate copies of original Documents, and have not been subsequently amended;

ii.	The signatures on each original Document are genuine;

iii.	Each party who executed the Documents had property authority and capacity;

iv.	All representations and statements set forth in such Documents are true and correct;

v.	All obligations imposed by any such Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and

vi.	IRET at all times has been and will continue to be organized and operated in accordance with the terms of such Documents. We have further assumed the accuracy of the statements and descriptions of IRET’s intended activities as described in the Registration Statement, and that IRET has operated and will continue to operate in accordance with the method of operation described in the Registration Statement.

From our examination of said documents and records, subject to the assumptions, conditions and limitations set forth herein, it is our opinion:

1.	IRET has been duly organized, and is a validly existing real estate investment trust under the laws of the State of North Dakota.

2.	IRET has the power under North Dakota law to conduct the business activities described in the Declaration of Trust and the Registration Statement.

3.	The Shares have been duly and validly authorized.

4.	The Shares, upon exchange for limited partnership units in IRET PROPERTIES, a North Dakota Limited Partnership and the operating subsidiary of IRET, in accordance with the terms of the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date, will be legally issued, fully paid and non-assessable.

The opinions contained herein are limited to federal laws of the United States and the laws of the State of North Dakota. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction. This opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

These opinions are furnished to you solely for your benefit in connection with the transactions described herein, and are not to be used for any other purpose without our prior written consent.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David J. Hogue

David J. Hogue

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